Exhibit 99.1

JEFFERSONVILLE BANCORP

PO Box 398

Jeffersonville, NY 12748

845-482-4000

Press Release

For More Information, call: 845-482-4000

Contact: Wayne Zanetti, President – CEO	For Release
August 15, 2012

Company Press Release

Jeffersonville Bancorp Announces Second Quarter Earnings, Declares Quarterly Dividend

JEFFERSONVILLE, N.Y., August 15, 2012 (PRIME NEWSWIRE) – Jeffersonville Bancorp, Inc. (OTCQB – JFBC) announced today second quarter net income of $1,045,000 or $0.25 per share compared to $975,000 or $0.23 per share for the same quarter in 2011. The increase in quarterly net income was primarily due to a decrease in interest expense of $265,000, partially offset by a decrease in total interest and dividend income of $139,000 and an increase in the provision for loan losses of $50,000.

Earnings for the first six months of 2012 were $2,180,000, an increase of $501,000 or 29.8% compared to $1,679,000 for the same period in 2012. This overall increase was primarily due to a $486,000 decrease in interest expense and a $359,000 decrease in non-interest expense partially offset by a decrease of $173,000 in loan interest and fees and a $193,000 increase in income tax expense.

A cash dividend in the amount of thirteen cents ($0.13) per share on the common stock of the company was declared at the August 14, 2012 meeting of the Board of Directors. The dividend is payable on September 1, 2012 to stockholders of record at the close of business on August 27, 2012.

Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains twelve full service branches in Sullivan County, New York located in Bloomingburg, Eldred, Callicoon, Jeffersonville, Liberty, Livingston Manor, Monticello, Narrowsburg, Wal-Mart/Monticello, White Lake and Wurtsboro.